Mr. Ehrlichman's transactions since April 29, 2026
Date	Securities Acquired (sold)	Price Per Share	Where and how effected
2026-05-01	(124,089)	$9.7891 (1)	Sales on Nasdaq to cover withholding tax (2)
2026-05-05	(117,385)	$10.4308 (3)	Sales on Nasdaq to cover withholding tax (2)
2026-05-08	(116,303)	$11.116 (4)	Sales on Nasdaq to cover withholding tax (2)
2026-05-12	(122,881)	$10.5249 (5)	Sales on Nasdaq to cover withholding tax (2)
2026-05-15	(115,805)	$10.3405 (6)	Sales on Nasdaq to cover withholding tax (2)
2026-05-20	(120,368)	$9.7758 (7)	Sales on Nasdaq to cover withholding tax (2)

  The reported price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $9.735 to $10.230 per share. The reporting person undertakes to provide to the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the range set forth in this footnote.
  The Issuer has adopted the sell-to-cover method as the sole means for plan participants to satisfy tax withholding obligations in connection with the settlement of equity awards. These sales were effected by the Issuer. Mr. Ehrlichman exercised no discretion over these sales.
  The reported price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $10.12 to $10.78 per share. The reporting person undertakes to provide to the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the range set forth in this footnote.
  The reported price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $10.88 to $11.34 per share. The reporting person undertakes to provide to the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the range set forth in this footnote.
  The reported price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $10.225 to $10.970 per share. The reporting person undertakes to provide to the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the range set forth in this footnote.
  The reported price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $10.02 to $10.79 per share. The reporting person undertakes to provide to the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the range set forth in this footnote.
  The reported price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $9.61 to $10.08 per share. The reporting person undertakes to provide to the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the range set forth in this footnote.

4905-4198-8509\4